Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-84739) of Pinnacle Systems, Inc. of our report dated September 28, 1999 relating to the statement of tangible assets sold and liabilities assumed as of July 31, 1999 and the related statement of revenue and direct expenses for the year ended October 31, 1998 of Hewlett-Packard Company Broadcast Video Server Business which appears in the Current Report on Form 8-K/A, amendment No. 1, of Pinnacle Systems, Inc.'s Form 8-K originally filed on August 13, 1999.





/s/ PricewaterhouseCoopers LLP
San Jose, California
October 14, 1999






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